MARCUM
ACCOUNTANTS ▲ ADVISORS

March 1, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Bridgeline Digital, Inc. under Item 4.01 of its Form 8-K dated March 2, 2021. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

Marcum LLP

Marcum LLP
Boston, MA